Exhibit 99.2

Frenchman's Reef & Morning Star Marriott Beach ResortOctober 2010

# Investment Highlights

*Introducing a comprehensive $45 million plan to reinvent the guest experience at Frenchman's Reef & Morning Star Marriott Resort*

## Key Attributes of DiamondRock's Plan:

- Projected IRR > 20%
- Marriott Contribution
- New Resort Pool
- Destination Spa
- Upgraded Guestrooms
- Self Generation of Energy
- Increased Energy Efficiency
- Overall Enhancement of Guest Experience



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Overview of the Resort 3

New Resort Pool With Elements For All Ages 4 Creation of Spa Pool featuring outdoor massage tables, Bali Beds, and in-pool water massage bubble beds New Adult Pool area featuring swim up bar, sun shelves and Bali Beds New Kids Pool and Play area Enhanced Sun Deck featuring Bali Beds, a new Wading Pool, and Waterfall Installation of Grand Staircase to deliver guests directly from Lobby to Pool Area

New Resort Pool Features 5 Bali Beds Fiber Optic Pool Lights Sun Shelves Infinity Edge Pool

Destination Spa Experience 6 The new destination spa experience will provide guests a serene environment to relax both mind and body and feature 12 treatment rooms, a new relaxation area and access to the private spa pool area

Guestroom Renovation 7 The Company has hired renowned interior design firm Leo A Daly to create a refreshed modern guestroom designGuestrooms will feature a calming natural color scheme, contemporary soft goods, improved air conditioning, new patio furniture, new floor tile and area carpeting, thematic art work, and modern window treatments and light fixturesGuest bathrooms will receive stylish barn doors, enhanced lighting, and new tile

# Return on Investment

The Company expects to achieve an IRR greater than 20%, driven by:

- Greater Revenue Potential
  - Increased capture of higher-rated corporate and group business
  - Resort enhancements provide ability to increase rate

- Increased Operating Margins
  - Higher rated business has better flow-thru
  - The $15M energy investment reduces ongoing expenses



$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Total Revenue
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Hotel EBITDA
2007
2008
2009
2010
2011
2012
2013
2014
2015
Improved margins from operational and energy efficiencies
Total Revenue
Hotel EBITDA

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Safe Harbor Certain statements made during this presentation are forward- looking and are subject to risks and uncertainties. Many of these risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, all of which you should carefully review, as well as risks associated with the renovation and repositioning of the Resort, including the risks that the Company will not achieve its forecasted return on investment. The forward- looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. Actual results could differ materially from the forward-looking statements made during this presentation. When we use the words "believe," "expect," "forecast," "anticipate," "plan," "will," "intend" or other similar expressions, we are identifying forward-looking statements. The forward-looking statements made during this presentation are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995. 9